Exhibit 19.1

LEGL-4 – Insider Trading Policy

Responsible Leader: EVP General Counsel and Corporate Secretary
Approved by: EVP General Counsel and Corporate Secretary
Function: Legal & Compliance
Last Reviewed/Updated: 12/11/2024
Scope
This Worldwide Procedure applies to all Divisions, Subsidiaries and Headquarters Activities of Hertz Global Holdings, Inc.

Purpose
To explain the policy of Hertz Global Holdings, Inc. and its subsidiaries, including The Hertz Corporation, with respect to trading in securities of any company, including Hertz Global Holdings, Inc. and The Hertz Corporation, while in possession of material non-public information.

Key Revisions
This Policy has been reissued (from the issuance on August 2, 2024) to provide changes in sections B.1 and B.5 in response to recent insider trading case law.

Contents
A.General
B.Prohibition Against “Insider” Trading and “Tipping” (Applicable to All Company Associates)
C.Additional Prohibited Transactions (Applicable to All Company Associates)
D.Special Trading Restrictions on Designated Insiders
E.Special Procedures for Section 16 Insiders
F.Post-Termination Transactions
G.Assistance with Compliance
H.No Third-Party Beneficiaries
I.Adding / Removing a Designated Insider
Exhibit 1 – Contact Information
Exhibit 2 – Form of Broker Instruction/Representation
Exhibit 3 – Rule 10b5-1 Plan Guidelines

Definitions
As used in this Policy, the terms below have the meanings so noted.
Company – Hertz Global Holdings, Inc. and its subsidiaries worldwide, including The Hertz Corporation.
Company Associate or You – any Director, Officer or employee (which includes consultants, contractors and temporary workers throughout this Policy) of the Company; any member of the immediate family of any such person; or any other persons living in their households; any other person or entity to whom any of those persons provide information (whether or not such information is provided in accordance with Company procedures); any entities that you control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Persons”). (Note: Transactions by these Controlled Persons should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.)
Company Securities – any (1) Company Stock of Hertz Global Holdings, Inc., (2) debt securities (such as bonds or debentures) or other securities of Hertz Global Holdings, Inc. or any subsidiary or affiliate of Hertz Global Holdings, Inc., or (3) option, deferred purchase or sale contract, derivative contract or derivative security, regardless of counterparty or issuer, on, or with respect to which the value is substantially determined by reference to the value of, any securities described in clauses (1) or (2).
Company Stock – common stock of Hertz Global Holdings, Inc. and any other equity securities (such as warrants, options or preferred stock) issued by Hertz Global Holdings, Inc. that are listed on a stock exchange in the United States.
Designated Insider – any Company Officer, Director or employee who routinely has access to material non-public information. Designated Insiders specifically include (1) all Section 16 Insiders, (2) all individuals who are designated as a member of the Company’s Senior Leadership Team from time to time by the Board of Directors or its Compensation Committee, (3) anyone who is a direct report to the Chief Executive Officer or Chief Financial Officer of the Company, (4) anyone in the Legal Department and (5) any other employee having access to the Company’s or a business unit’s financial results and projections before they become public, including employees having access to drafts of the Company’s quarterly and annual report.
Exchange Act – the Securities Exchange Act of 1934, as amended.
Policy – this Insider Trading Policy.
SEC – the United States Securities and Exchange Commission.
Section 16 Insider – any “Director” or “Officer” of Hertz Global Holdings, Inc., as those terms are employed in Section 16 of the Securities Exchange Act of 1934, as amended, and the regulations thereunder.
Policy
A.General
1.The Company’s reputation for integrity and high ethical standards in the conduct of its affairs is of paramount importance. To preserve this reputation, it is essential that all transactions in Company Securities are executed in compliance with the securities laws and in a manner that avoids even the appearance of impropriety.

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2.All Directors, Officers and employees of the Company must familiarize themselves with this Policy and abide by it. Violations of this Policy may result in severe civil and criminal penalties under U.S. securities laws, including, but not limited to, fines up to $5 million or imprisonment for up to twenty (20) years. In addition, violations of this Policy will be deemed as serious matters subject to discipline, which may include termination of employment. It is the personal responsibility of each Director, Officer and employee to comply with this Policy. You must contact the Legal Department (refer to Contact Information (Exhibit 1)) if you become aware of a breach of this Policy.
B.Prohibition Against “Insider” Trading and “Tipping” (Applicable to All Company Associates)
1.It is unlawful for you to, at any time, directly or indirectly, purchase or sell Company Securities while in possession of material non-public information concerning the Company. Similarly, you are prohibited from trading in the securities of another company with which the Company does business or with which the Company engages in transactions if you are aware of material non-public information about that company or material non-public information that could affect the share price of that other company when that information is obtained during the course of your employment with the Company or while you are otherwise performing services on behalf of the Company. It is also unlawful for you to provide information to another person who trades in Company Securities even if you do not trade in those securities (“tipping”). Insider trading and tipping are violations of civil and criminal law. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency situation) are no exceptions.
2.Ensuring the confidentiality of non-public information is an essential step to minimizing the risk of insider trading and tipping. Accordingly, all Company Associates must seek to ensure the confidentiality of information to which they have access. This means that, unless the information is otherwise publicly available, you must limit access to information to recipients who have a reasonable “need to know” of the information for the purpose of legitimate employment duties. Special confidentiality agreements may be required for certain recipients, including outside business consultants and associates, governmental agencies and trade associations. Business conversations must be avoided in public places, such as elevators, hallways, lobbies, restrooms and public transportation facilities to preserve the confidentiality of non-public information.
3.Who is an Insider? Anyone who possesses material non-public information about the Company that comes directly or indirectly from the Company may be considered an “Insider” under the securities laws.
4.What is Material Non-Public Information? Whether information is material is difficult to evaluate in the abstract and is generally assessed on the basis of hindsight. There is always information about the Company that is not generally known to the public. This information is “material” if it would be likely to affect the price of Company Securities, or if it would be relevant to a reasonable investor in making a decision about whether to buy, hold or sell Company Securities. Put another way, information is material if there is a substantial likelihood that the disclosure of the information would be viewed by a reasonable investor as significantly altering the total mix of available information. Either positive or negative information may be material. If not yet publicly disclosed, examples of material inside information could be, but is not limited to, the following:
•financial results and other earnings information;
•financial forecasts and plans;
•possible acquisitions, dispositions, joint ventures and other major transactions;
•major personnel or management changes;

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•information that would have an impact on earnings (such as unanticipated write-downs or gains, and operating losses or gains);
•the gain or loss of a significant customer or supplier;
•a major lawsuit or governmental investigation;
•development of a significant new product, service or process;
•significant labor disputes;
•a change in auditor, substantial changes in accounting methodologies or auditor notification that an issuer may no longer rely on an audit report;
•a new issuance of stock or debt or other significant financing developments (e.g., defaults, repurchase plans, stock splits); and
•a possible change in control.
5.Material information about the Company must be considered to be non-public, unless there is certainty that the information is publicly available. For example, you must assume that the information is not public, unless the information has been disclosed in a press release, in a public filing made with the SEC, in materials sent to shareholders or through other proper public dissemination and a sufficient amount of time has passed so that the information has had an opportunity to be digested by the marketplace. For the Company’s quarterly earnings reports, unless determined otherwise by legal counsel to the Company, this time period is two (2) full business days.
6.Note: If you wish further clarification about whether certain information is publicly available, contact the Legal Department. (Refer to Contact Information (Exhibit 1).)
7.Does This Policy Cover Trading in the Company Securities Only? No, the prohibition on insider trading in this Policy is not limited to trading in Company Securities. It is a violation of Company policy to trade in the securities of other companies with which the Company does business or with which the Company engages in transactions or to tip others to trade such securities if you are aware of material non-public information about that company or material non-public information that could affect the share price of that other company when that information is obtained during the course of your employment with the Company or while you are otherwise performing services on behalf of the Company. It is important to recognize that you may come into possession of non-public information concerning other companies in the ordinary course of your employment responsibilities, such as while dealing with major customers, suppliers or other parties to business transactions (e.g., acquisitions, investments or sales). Remember that information that is not material to the Company may nevertheless be material to one of those other companies, and it is not permissible for you to make personal use of information gained in the course of your employment.
8.Does This Policy Cover the Exercise of Employee Stock Options or Other Transactions Involving the Equity Grants? It might. This Policy does not apply to the automatic withholding of shares to cover a tax obligation that is a feature of your equity award. Given the uncertainty that can exist, you should contact the Legal Department with any questions.
9.Does This Policy Cover Participation in the Employee Stock Purchase Plan? This Policy applies to elections to participate in any Employee Stock Purchase Plan (or any sub-plan adopted thereunder) that the Company may create and to requests to suspend contributions, change the rate of contributions or withdraw from an offering under any such Employee Stock Purchase Plan. This Policy also applies to sales of shares purchased under an Employee Stock Purchase Plan. In contrast, an employee who has properly elected to participate in an Employee Stock Purchase Plan may continue to do so

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notwithstanding that he or she is prohibited from trading in Company Securities as of the commencement of a purchase period under the Employee Stock Purchase Plan.
10.Does This Policy Cover Gifts and Loans of Company Securities? Gifts, loans, charitable donations and other contributions of Company Securities are also subject to this Policy. Contact the Legal Department if you have any questions or need assistance regarding these types of transactions. (Refer to Contact Information (Exhibit1).)
C.Additional Prohibited Transactions (Applicable to All Company Associates)
1.The Company considers it improper and inappropriate for any Director, Officer or employee of the Company to engage in short-term or speculative transactions in Company Securities or to engage in certain other types of transactions in Company Securities that may appear to be improper for reasons described below. It, therefore, is the Company’s policy that Company Associates may not engage in any of the transactions described below.
a.Short Sales – Short sales of Company Securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited by this Policy. Moreover, Section 16(c) of the Exchange Act prohibits Section 16 Insiders from engaging in short sales.
b.Publicly Traded Options – A transaction in options is, in effect, a bet on the short-term movement of Company Securities and therefore creates the appearance that the Company Associate is trading based on inside information. Transactions in options also may focus the Company Associate’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities are prohibited by this Policy.
c.Value Lock-In Transactions – Certain forms of hedging or monetization transactions, such as covered calls, zero-cost collars and forward sale contracts, allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the person to continue to own the covered securities but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company prohibits Company Associates from engaging in such transactions involving Company Securities.
d.Pledges and Trading on Margin – Pledging of Company Securities as collateral for a loan, granting a lien on Company Securities or trading on margin based on Company Securities may result in a Company Associate being forced to sell Company Securities, for example, to meet a margin call. Insider trading rules continue to apply to sales of Company Securities made on your behalf by your broker or lender to satisfy a pledge or a margin call, whether or not you direct the broker or lender to sell the Company Securities. Therefore, the Company prohibits you from pledging or granting any other lien on Company Securities or engaging in margin transactions based on Company Securities.
D.Special Trading Restrictions on Designated Insiders
1.Trading Blackout Periods – All Company Associates are prohibited from engaging in transactions in Company Securities while in possession of material non-public information. Accordingly, all Company Associates must limit transactions to periods when they can reasonably be satisfied that there are no non-public material pending developments of which they are aware, that might have an effect on the market price of Company Securities. In addition to this general prohibition applying to all Company Associates, there are further additional trading restrictions on Designated Insiders.

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2.Purchases and sales of Company Securities by Designated Insiders, any member of the immediate family or any other persons living in the household of any such person will not be permitted at the following times:
•during the period commencing as of the close of the markets on the 15th day of the last month in any fiscal quarter (if the 15th falls on a date that the markets are closed (i.e., a holiday or weekend), then as of the close of the markets on the next day that the markets are regularly scheduled to be open) and ending as of the close of the markets on the 2nd full trading day after the Company’s quarterly or annual results are publicly released; and
•during such other periods as to which Designated Insiders are specifically advised.
3.Mandatory Pre-Clearance Procedure – Individuals described in items (1), (2) and (3) of the definition of “Designated Insider,” together with their immediate family members and other persons living in their household may not engage in any transaction (including making gifts) involving Company Securities, without first obtaining pre-clearance of the transaction from the Legal Department. Any such Designated Insider that is also a member of the Legal Department must obtain pre-clearance of the transaction from the General Counsel, except that the General Counsel must obtain pre-clearance of his or her own transactions from the senior most member of the Legal Department responsible for compliance with the securities laws. A request for pre-clearance must be submitted at least one (1) business day in advance of the proposed transaction. The Legal Department will then determine whether the transaction may proceed, and if applicable, assist in complying with the SEC’s reporting requirements. In the event an approved transaction is not consummated within ten (10) trading days of receiving pre-clearance, the transaction must be re-approved before it may be consummated. The Legal Department may revoke a pre-clearance at any time.
4.Rule 10b5-1 Plans – A Designated Insider may be able to trade in Company Securities during the restricted periods set forth above, if the Designated Insider has entered into a so-called Rule 10b5-1 plan. Rule 10b5-1 plans allow corporate insiders to establish a defense to insider trading allegations by effecting transactions pursuant to a pre-established, written plan that specifies (by formula, actual dates, etc.) when trades are to be made. The plan can be designed to allow purchases and sales even when the Designated Insider would otherwise be blocked by a blackout period or the possession of material inside information. (Contact the Legal Department (refer to Contact Information (Exhibit 1)) regarding how to set up a Rule 10b5-1 plan.) In all cases, a Rule 10b5-1 plan must (a) be in writing and in a form acceptable to the Company; (b) be acknowledged in writing by the Legal Department (or such other officer of the Company as may be designated from time to time) prior to the plan becoming effective; (c) contain certain terms and conditions as may be required by Rule 10b5-1 or by the Company; (d) not be entered into during a blackout period or when the Designated Insider is in possession of material non-public information; and (e) otherwise comply with the Rule 10b5-1 Plan Guidelines (Exhibit 3).
5.Reporting Requirements – Any Designated Insider (or his or her broker) must report any transaction effected pursuant to a Rule 10b5-1 plan by the Designated Insider, any immediate family member of the Designated Insider or any other person living in the Designated Insider’s household to the Legal Department no later than the day on which the trade’s amount, date and price become known. (Reliance on the terms of the Rule 10b5-1 plan will not constitute sufficient “notice.”)
6.Certification – Each Designated Insider must certify his or her understanding of, and intent to comply with, the procedures set forth in this Policy annually and at such other times as may be requested by the Legal Department.

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E.Special Procedures for Section 16 Insiders
Section 16 of the Exchange Act and the regulations thereunder require Section 16 Insiders to report to the SEC numerous types of transactions in Company Stock and related derivatives in which the Section 16 Insider has a direct or indirect “pecuniary interest.” Such reporting is generally made on an SEC-prescribed document known as a “Form 4.” The required reporting of transactions in Company Stock by Section 16 Insiders requires close coordination between the Legal Department and the broker handling such transactions. A knowledgeable, alert broker can act as a gatekeeper, helping ensure compliance with these pre-clearance procedures and helping prevent inadvertent violations.
1.Broker Procedures – We have worked out a coordinated procedure for trading Company Stock with Merrill Lynch. Those Section 16 Insiders who are not currently using Merrill Lynch as their broker are encouraged to enter all their Company Stock transactions through that firm. Details relating to the arrangement with Merrill Lynch are available from Human Resources. (Refer to Contact Information (Exhibit 1).)
2.Whether Section 16 Insiders choose to utilize Merrill Lynch or their own personal broker, we will require that (1) Section 16 Insiders and their brokers sign a Broker Instruction/Representation Form (refer to Form of Broker Instruction & Representation (Exhibit 2)) imposing two requirements on the broker handling transactions by Section 16 Insiders in Company Stock, or (2) where a Broker Instruction/Representation cannot be obtained, that Section 16 Insiders follow alternative procedures, as determined by the Legal Department from time to time:
a.not to enter any order (except for orders under pre-approved Rule 10b5-1 plans) without:
i.first verifying with the Company that the transaction was pre-cleared; and
ii.complying with the brokerage firm’s compliance procedures (e.g., Rule 144) and
b.to report immediately to the Company via:
i.telephone; and
ii.in writing (via e-mail)
the details of every transaction involving Company Stock, including gifts, transfers and all Rule 10b5-1 plan transactions.
3.A fully executed Broker Instruction/Representation Form, if applicable, shall be provided to the Legal Department well in advance of any trading.
4.Power of Attorney – In order to enable the Company to prepare and file Form 4s on a timely basis, it is imperative that Section 16 Insiders sign and return a power of attorney, a copy of which may be obtained from the Legal Department. (Refer to Contact Information (Exhibit 1).)
F.Post-Termination Transactions
1.Securities laws continue to apply to your transactions in Company Securities even after you have terminated employment. If you are in possession of material non- public information when your employment terminates, you may not trade in Company Securities until that information has become public or is no longer material.
2.Section 16 Insiders may have SEC reporting obligations for a limited period following termination of employment. The Legal Department will advise you of these requirements upon your termination.

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G.Assistance with Compliance
1.The ultimate responsibility for adhering to this Policy and avoiding improper securities transactions rests with you.
2.If you have any questions regarding this Policy or are unsure whether information relating to the Company or any other publicly traded company is “material” or whether it has been disclosed to the public, contact the Legal Department. (Refer to Contact Information (Exhibit 1).) This Policy is not intended to address all conceivable questions about compliance with the securities laws. You should not try to resolve uncertainties, as the rules relating to insider trading are often complex and subject to severe consequences.
H.No Third-Party Beneficiaries
1.This Policy has been adopted to protect the good name, reputation, assets, businesses and prospects of Hertz Global Holdings, Inc., its subsidiaries and their affiliates. The Policy is not intended to, and does not, create any legal rights in any third parties, including investors, partners, licensees, creditors, customers, suppliers and others having business relations with such entities.
I.Adding / Removing a Designated Insider
1.It is the responsibility of management to inform the Legal Department, on a continuous basis, of any additions or deletions of Designated Insiders. An email should be sent to the Legal Department representative listed on Contact Information (Exhibit 1), including the action to be taken (i.e., addition or removal), the affected employee’s full name, department name and email address. This employee will then be added or removed from the general distribution and from your Verification List (as defined below).
2.On a quarterly basis, approximately ten (10) days prior to a scheduled trading blackout, the Legal Department will distribute the then-current list of Designated Insiders (the “Verification List”) in an effort to verify the accuracy of the list and to allow for the addition of new Designated Insiders and the removal of those no longer employed by the Company or who have been deemed to no longer have access to material non-public information. The accuracy of the Verification List is ultimately the responsibility of senior managers.

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Exhibits/Attachments
Exhibit 1: Contact Information
Exhibit 2: Form of Broker Instruction/Representation
Exhibit 3: Rule 10b5-1 Plan Guidelines

Related Policies
None

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Exhibit 1
Contact Information
Legal Department:
[*****]
[*****]

[*****]
[*****]

[*****]
[*****]

Human Resources:
[*****]
[*****]

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Exhibit 2
Form of Broker Instruction/Representation
[Date]
[             ] (the “Covered Person”) has been designated by Hertz Global Holdings, Inc. (the “Company”) as a Section 16 Insider pursuant to the Company’s Insider Trading Policy (the “Policy”). Pursuant to this Policy, the Covered Person must comply with the provisions noted below when engaging in transactions involving securities in the Company (“Company Securities”).
1.    Trading Blackout Periods. Transactions in Company Securities by the Covered Person, including any member of the immediate family or any other persons living in the household of the Covered Person, will not be permitted during the period commencing as of the close of the markets on the 15th day of the last month in any fiscal quarter (if the 15th falls on a date that the markets are closed (i.e., a holiday or weekend), then as of the close of the markets on the next day that the markets are regularly scheduled to be open) and ending as of the close of the markets on the 2nd full trading day after the Company’s quarterly or annual results are publicly released.
2.    Mandatory Pre-Clearance Procedure. The Covered Person, including any immediate family members and other persons living in the household of the Covered Person, may not engage in any transaction involving Company Securities, without first obtaining pre-clearance of the transaction from the Legal Department. (Contact information is provided in Appendix A.) A request for pre-clearance must be submitted to the Legal Department at least one (1) business day in advance of the proposed transaction. The Legal Department will then determine whether the transaction may proceed and, if so, assist in complying with Section 16 reporting requirements. In the event an approved transaction is not consummated within ten (10) trading days of receiving pre-clearance, the transaction must be re-approved before it may be consummated. The Company, however, reserves the right to withdraw a pre-clearance at any time.
3.    Broker Procedures. A broker representing a Covered Person in transactions in Company Securities is required to agree to the following:
a.    to not assist in any transaction without (i) confirming that the transaction was either pre-approved under an approved Rule 10b5-1 plan or verifying with the Company’s Legal Department that the proposed transaction is pre-cleared, and (ii) complying with the brokerage firm’s compliance procedures, including complying with Rule 144 reporting, if applicable; and
b.    to report immediately to the Company’s Legal Department by telephone and in writing (which may include via e-mail (see Appendix A)), the details of every transaction involving Company Securities, including gifts, transfers and all Rule 10b5- 1 plan transactions.

BROKER:
I hereby acknowledge and agree to the “Broker Procedures” set forth in this letter.
By:
Name:
Title:

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Appendix A
Form of Broker Instruction/Representation

Send the Form of Broker Instruction/Representation to the individuals noted below.

[*****]
[*****]
Phone: [*****]
Email: [*****]

[*****]
[*****]
Phone: [*****]
Email: [*****]

[*****]
[*****]
Phone: [*****]
Email: [*****]

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Exhibit 3
Rule 10b5-1 Plan Guidelines

In addition to the matters set forth in Section D.3 of the Policy, the rules specified below are applicable to all Rule 10b5-1 plans (the “Trading Plan”) adopted by individuals subject to the Policy.
General:
•The person entering into a Trading Plan must affirm his or her intent for the Trading Plan to comply with Rule 10b5-1.
•The counterparty to any Trading Plan must be a brokerage firm approved by the Company.
•Unless approved by the Legal Department, no person may have more than one Trading Plan in effect at one time.
•Unless approved by the Legal Department, no person may have more than one “single trade plan” in effect in any 12-month period. A “single trade plan” is a Trading Plan designed to effect the open-market purchase or sale of the total amount of Company Securities, subject to such plan as a single transaction.
Material Non-Public Information and Good Faith:
•The person entering into, modifying or terminating a Trading Plan must not be in possession of any material non-public information regarding the Company or Company Securities as of the date of entering into, modifying or terminating the Trading Plan.
•A Trading Plan of a Section 16 Insider must include a certification by such person that (1) he or she is not aware of any material non-public information about the Company or Company Securities and (2) he or she is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act or Rule 10b-5 promulgated under the Exchange Act.
•The person entering into a Trading Plan must enter into the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act or Rule 10b-5 promulgated under the Exchange Act.
•Once a person enters into a Trading Plan, the person must act in good faith with respect to the plan.
Timing:
•A Trading Plan may not be entered into, modified or terminated during a blackout period (to the extent the person is a Designated Insider).
•The person entering into or modifying a Trading Plan must include a cooling-off period in such Trading Plan. The minimum period of time between the date of executing or modifying the Trading Plan and the first trade executed thereunder must meet the requirements of Rule 10b5-1 as noted below.
oA Trading Plan entered into, or modified by, a Section 16 Insider must include a cooling-off period of at least the later of: ninety (90) days after the adoption of the Trading Plan and two (2) business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted or modified; provided, however, such cooling-off period need not exceed one hundred twenty (120) days; and
oA Trading Plan entered into, or modified by, any other individual subject to this Policy must include a cooling-off period of at least thirty (30) days.

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Company Oversight and Disclosure:
•A Trading Plan entered into, modified or terminated by a Section 16 Insider must be submitted to, and approved by, the Legal Department at least one week before such plan, modification or termination is to become effective.
•A Trading Plan shall be terminated or suspended during its term if the Company’s Board of Directors or any authorized committee of the Company’s Board of Directors or the Chief Executive Officer determines such termination to be in the best interests of the Company and so notifies the person who has entered into the Trading Plan.
•The person entering into, or trading pursuant to, a Trading Plan must cooperate with the Company’s decisions regarding public disclosure of such Trading Plan, including disclosure in accordance with requirements imposed by the SEC.

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